Exhibit 10.76

REINSTATEMENT OF AND AMENDMENT
TO PURCHASE AND SALE CONTRACT

            Reinstatement of and Amendment to Purchase and Sale Contract (the “Amendment”) is made as of June 1, 2009, between CCIP SOCIETY PARK EAST, L.L.C. (“Seller”) and CD GROUP, LLC (“Purchaser”).

W I T N E S S E T H:

            WHEREAS, Seller and Purchaser entered into a Purchase and Sale Contract dated as of April 21, 2009 (the “Agreement”) with respect to the sale of certain property known as The Dunes Apartment Homes located in Brevard County, Florida, as described in the Agreement;

            WHEREAS, pursuant to Section 3.2 of the Agreement, Purchaser had a right to terminate the Agreement by written notice given to Seller on or prior to May 5, 2009;

            WHEREAS, Purchaser exercised such termination right pursuant to that certain letter dated May 5, 2009 from Purchaser to Seller (the “Termination Notice”); and

            WHEREAS, Seller and Purchaser desire to (i) rescind the Termination Notice, (ii) reinstate the Agreement in its entirety and (iii) amend the Agreement on the terms set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sum of $10.00 and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Capitalized Terms.     Capitalized terms used in this Amendment shall have the meanings given to them in the Agreement, except as expressly otherwise defined herein.

2.      Reinstatement.           Purchaser hereby rescinds the Termination Notice.  Seller and Purchaser hereby agree that (i) the Termination Notice is null and void and (ii) the Agreement is hereby reinstated in its entirety, as amended herein, and is hereby ratified and affirmed in all respects, as if the Termination Notice had never been given by Purchaser.

3.      Purchase Price.  The first 3 lines of Section 2.2 of the Agreement shall be deleted and replaced as follows:  “The total purchase price ("Purchase Price") for the Property shall be an amount equal to Six Million Three Hundred Thousand  Dollars ($6,300,000.00), payable by Purchaser as follows:”

4.      Additional Deposit.  Notwithstanding anything to the contrary in the Agreement, within 1 Business Day following the date of this Amendment, Purchaser shall deliver to Escrow Agent the Additional Deposit by wire transfer of Good Funds.

5.      Right to Terminate.  Purchaser's right to terminate the Agreement pursuant to Section 3.2 thereof is hereby permanently waived, and Purchaser shall have no further right to terminate the Agreement pursuant to the terms of said Section 3.2.  Purchaser acknowledges and agrees that (i) it has completed its due diligence investigations of the Property and accepts the Property (including, without limitation, the physical and financial condition of the Property) as of the date of this Amendment in its current “as is”, “where is” condition, “with all faults”, (ii) the Initial Deposit currently being held by Escrow Agent is non-refundable (except as otherwise provided for in the Agreement) and (iii) Purchaser’s obligation to purchase the Property shall be conditional only as provided in Section 8.1 of the Agreement.

6.      Closing Date. The first sentence of Section 5.1.1 of the Agreement shall be deleted and replaced as follows:  “The Closing shall occur on July 16, 2009 at the time set forth in Section 2.2.3 (the "Closing Date") through an escrow with Escrow Agent, whereby Seller, Purchaser, and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.”

7.      Purchaser’s Adjournment Rights.  The first sentence of Section 5.1.3 shall be deleted and replaced as follows:  “If Purchaser is not in default under the terms of this Contract, Purchaser shall have the right to adjourn the Closing (“First Adjournment Right”) to a date which is not later than July 31, 2009 (the “First Adjourned Closing Date”), by delivering written notice (the “First Adjournment Notice”) to Seller not later than July 9, 2009, provided that Purchaser shall, concurrently with the delivery of the First Adjournment Notice, deliver to Escrow Agent an additional deposit of $25,000.00 (the “First Adjournment Deposit”).  Further, if Purchaser (a) exercises its First Adjournment Right and (b) is not in default under the terms of this Contract, then Purchaser shall have an additional right to adjourn the Closing to a date which is not later than August 17, 2009, by delivering written notice (a “Second Adjournment Notice”) to Seller not later than July 24, 2009, provided that Purchaser shall, concurrently with the delivery of the Second Adjournment Notice, deliver to Escrow Agent an additional deposit of $50,000.00 (the “Second Adjournment Deposit”).  The First Adjournment Deposit and the Second Adjournment Deposit, each to the extent delivered to Escrow Agent, shall be deemed part of the Deposit for all purposes of the Agreement.

8.      Miscellaneous.           This Amendment (a) supersedes all prior oral or written communications and agreements between or among the parties with respect to the subject matter hereof, and (b) may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single instrument and may be delivered by facsimile transmission, and any such facsimile transmitted Amendment shall have the same force and effect, and be as binding, as if original signatures had been delivered.  As modified hereby, all the terms of the Agreement are hereby ratified and confirmed and shall continue in full force and effect.

[Signature Page to Follow]

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year hereinabove written.

Seller:

CCIP Society Park East, L.L.C., a Delaware limited liability company

By:       CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES, LP SERIES C, a Delaware limited partnership, its member

By:       CONCAP EQUITIES, INC., a Delaware corporation, its general partner

By: /s/Brian J. Bornhorst

Name: Brian J. Bornhorst

Title: Vice President

Purchaser:

CD GROUP, LLC,

a Florida limited liability company

By:  /s/Maurice Cayon

Name: Maurice Cayon

Title: Managing Agent